Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact: Mark Warren (205) 298-3220

Media Contact: Janet Kavinoky (205) 298-3220

VULCAN MATERIALS COMPANY ELECTS NEW DIRECTOR

Melissa H. Anderson Joins Board of Directors

BIRMINGHAM, Ala., October 14, 2019 – Vulcan Materials Company (NYSE: VMC), the nation’s largest producer of construction aggregates, today announced the election of Melissa H. Anderson to its Board of Directors, effective immediately. Ms. Anderson will serve on the Compensation and Safety, Health and Environmental Affairs Committees. Ms. Anderson is the Executive Vice President and Chief Human Resources Officer of Duke Energy Corporation (NYSE: DUK), one of the largest energy holding companies in the U.S., delivering electric, natural gas and renewable energy services across the country.

“We are fortunate to welcome Melissa Anderson to Vulcan’s Board of Directors,” said Vulcan Materials Company Chairman and CEO Tom Hill. “Melissa is an exceptional leader fostering a strong corporate culture at a large, dynamic, publicly traded company. We look forward to working with her and to the insights and expertise she will bring to the Board.”

With the addition of Ms. Anderson, Vulcan’s eleven-member board consists of ten independent directors.

Vulcan Materials Company, a member of the S&P 500 index with headquarters in Birmingham, Alabama, is the nation’s largest producer of construction aggregates and a major producer of other construction materials—primarily crushed stone, sand and gravel—and a major producer of aggregates-based construction materials, including asphalt and ready-mixed concrete. For additional information about Vulcan, go to www.vulcanmaterials.com.

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